Exhibit 5.1

Writer’s Direct Dial: (212) 225-2494 E-Mail: sflow@cgsh.com

October 6, 2011

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Ladies and Gentlemen:

We have acted as special counsel to American Tower Corporation, a Delaware corporation (the “Company”), in connection with its offering pursuant to a registration statement on Form S-3 (No. 333-166805) (the “Registration Statement”) and the prospectus, dated May 13, 2010, as supplemented by the prospectus supplement thereto, dated October 3, 2011 (together, the “Prospectus”), of $500,000,000 aggregate principal amount of its 5.900% Senior Notes due 2021 (the “Securities”). The Securities were issued under an indenture dated as of May 13, 2010 (the “Base Indenture”) between the Company and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”), as supplemented with respect to the Securities by the Supplemental Indenture No. 3 thereto dated as of October 6, 2011 (the “Supplemental Indenture,” and together with the Base Indenture, the “Indenture”).

In arriving at the opinion expressed below, we have reviewed the following documents:

(a)	the Registration Statement and the documents incorporated by reference therein;

(b)	the Prospectus and the documents incorporated by reference therein;

(c)	an executed copy of the Underwriting Agreement, dated October 3, 2011, between the Company and the several underwriters named in Schedule A thereto;

(d)	executed copies of the Base Indenture and the Supplemental Indenture;

American Tower Corporation, p. 2

(e)	a facsimile copy of the Securities in global form as executed by the Company and authenticated by the Trustee; and

(f)	copies of the Company’s Certificate of Incorporation and By-Laws certified by the Secretary of State of the State of Delaware and the corporate secretary of the Company, respectively.

In addition, we have reviewed the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other documents, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinion expressed below.

In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed.

Based on the foregoing, and subject to the further assumptions and qualifications set forth below, it is our opinion that the Securities have been validly issued by the Company and are the valid, binding and enforceable obligations of the Company, entitled to the benefits of the Indenture.

Insofar as the foregoing opinion relates to the validity, binding effect or enforceability of any agreement or obligation of the Company, (x) we have assumed that the Company and each other party to such agreement or obligation has satisfied those legal requirements that are applicable to it to the extent necessary to make such agreement or obligation enforceable against it (except that no such assumption is made as to the Company regarding matters of the federal law of the United States of America or the law of the State of New York or the General Corporation Law of the State of Delaware that in our experience normally would be applicable to general business entities with respect to such agreement or obligation) and (y) such opinion is subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and to general principles of equity.

The foregoing opinion is limited to the federal law of the United States of America (other than the U.S. Communications Act of 1934, as amended), the law of the State of New York and the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the General Corporation Law of the State of Delaware).

We hereby consent to the use of our name in the Prospectus under the heading “Legal Matters,” as counsel for the Company that has passed on the validity of the Securities and to the filing of this opinion as Exhibit 5.01 to the Company’s Current Report on Form 8-K dated October 6, 2011. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

American Tower Corporation, p. 3

The opinion expressed herein is rendered on and as of the date hereof, and we assume no obligation to advise you or any other person, or to make any investigations as to any legal developments or factual matters arising subsequent to the date hereof that might affect the opinion expressed herein.

Very truly yours, CLEARY GOTTLIEB STEEN & HAMILTON LLP

By	/s/ Sandra L. Flow
Sandra L. Flow, a Partner